Supplement Dated November 14, 2014	Rule 424(b)(3)
(To Prospectus Supplement Dated November 6, 2012	File No. 333-184794
and Prospectus Dated November 6, 2012)

GENERAL ELECTRIC CAPITAL CORPORATION

GE Capital Select

Fixed Rate Notes

Effective November 12, 2014, all matters relating to the GE Capital Select Notes that have been administered or decided by the GE Capital Select Committee will be directly administered by one or more Assistant Treasurers or other members of management of General Electric Capital Corporation, as determined from time to time by the Board of Directors of General Electric Capital Corporation.